ACE*COMM REPORTS RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2006

Fiscal 2006 Highlights

•	34% year-over-year revenue growth to $26.7 million

•	Profit for the year of EPS $0.02 versus a loss of $0.44 for last year

•	Transformation of Company beyond the traditional OSS sector with new Value Added Services (VAS) and Network Business Intelligence (NBI) offerings

•	Five new service provider customers, three in Tier 1 ranks

•	Eight major announcements of new products or enhancements

•	Signed Lucent distribution agreement and Tier 1 North American wireless carrier for Patrol suite applications

•	Three new NetPlus® customers in civilian government sector

•	NetPlus® awarded “Product of the Year” by Internet Telephony magazine

Gaithersburg, MD – September 13, 2006 - ACE*COMM Corporation (NASDAQ:ACEC), a global provider of network business intelligence and advanced operations support systems (OSS) solutions, today reported financial results for the fourth quarter and fiscal year 2006, both ending June 30, 2006.

For the year ended June 30, 2006, the Company recorded revenues of $26.7 million, compared to $20.0 million for fiscal year 2005. The Company had net income and income per fully diluted share of $0.3 million and $0.02, respectively, compared to a net loss and loss per fully diluted share of $6.5 million and $0.44 for fiscal year 2005. Revenues for the fourth quarter 2006 totaled $6.5 million compared to $6.8 million for the same quarter in fiscal year 2005. Net loss for the quarter was $0.5 million, or $0.03 per fully diluted share, compared to net income of $0.3 million, or $0.02 per fully diluted share for the same quarter a year ago.

“The ACE*COMM team performed well during the recently concluded year,” said George T. Jimenez, Chairman and CEO of ACE*COMM. “Last year at this time we outlined the growth strategies – to expand our technology offerings, broaden our market penetration, add major new customers, and more tightly integrate our business across product lines. We are executing on all these fronts today. We have aligned our product focus and investments in technology and marketing, and have produced some of the most promising market opportunities we have experienced in many years.”

Continued Mr. Jimenez: “The fiscal 2006 results demonstrate our progress in transforming our Company from a trusted provider of OSS infrastructure solutions to one that carriers can also tap for high-margin, value-added service applications and network business intelligence solutions. We developed and brought to market a number of new products and capabilities designed to deliver innovative, profit-enhancing solutions to customers, and gained solid market visibility for Parent Patrol™ — the first of our new suite of value-added service applications. At the same time we added Tier 1 carriers such as Turktel and the Saudi Telecom Company as customers, and plan to leverage these wins for further NBI and VAS opportunities. In addition, we achieved a significant financial milestone in 2006, increasing annual revenues by 34 percent, and achieving our first profitable fiscal year in five years.”

“While our fiscal year results demonstrated notable improvements, revenues for the fourth quarter reflect short-term delays in booking revenues on a few significant contracts which we now expect to accomplish in the next couple of quarters,” said Steve Delmar, CFO of ACE*COMM. “In addition, our margins for the fourth quarter were negatively impacted by higher cost of sales components due to a higher than normal mix of hardware revenues during the quarter, which increased costs by approximately $700 thousand. We also reduced some staff in locations where shifts in business concentration indicated we move to better align our resources, incurring one-time charges related to those reductions totaling $200 thousand.”

Continued Mr. Delmar: “We are making significant progress on our Tier 1 market penetration efforts relative to Parent Patrol™ — an access control application that lets parents manage their children’s mobile phone use. First, we announced that Lucent will use Parent Patrol™ technology in its global offering of a parental control solution for mobile operators; and second, that we signed a contract with a Tier 1 North American wireless service provider to roll out Parent Patrol™ in one of its regional divisions this fall. We are continuing discussions with large wireless service providers around the world for this technology.”

Concluded Mr. Jimenez: “The year ahead, I believe, will be one of building on the progress achieved this year. We believe our market leading solutions for value-added services, business intelligence, and advanced OSS are well-positioned in their respective markets. We also believe we are on track to achieve further solid revenue growth and improve our operating margins over the next few years.”

ACE*COMM will host an earnings teleconference call this evening, September 13, 2006 at 5:30 pm, Eastern Standard Time, to discuss the fourth quarter fiscal year 2006 results. To participate, please call 866-219-5268. When prompted, enter the ACE*COMM reservation number 966674. Internet users can hear a simultaneous live Webcast of the teleconference at http://acecomm.com or http://www.fulldisclosure.com. A taped replay of the call will be made available from the ACE*COMM Corporate Web Site after 8:30 pm, on September 13, 2006.

About ACE*COMM
ACE*COMM is a global provider of network business intelligence and advanced operations support systems (OSS) solutions for telecom service providers and enterprises. ACE*COMM’s solutions are applicable to a range of legacy through next-generation networks that include wired, wireless, voice, data, multimedia, and Internet communications networks. These solutions provide the analytical tools required to extract knowledge from operating networks—knowledge customers use for asset recovery and revenue assurance, cost reduction, improved operational efficiency, acceleration of time-to-market for new services, and more effective customer care.

For over 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning over 4000 installations in 70 countries worldwide. ACE*COMM-installed products are currently enabling the success of customers and partners such as Alcatel, AT&T, Cisco, General Dynamics, IBM, Level 3 Communications, Marconi, Motorola, Northrop Grumman, Siemens, and Unisys. Headquartered in the Washington, DC area, ACE*COMM has corporate offices in Australia, Canada, China, and the UK. ACE*COMM is a registered ISO 9001 quality standard company. For more information, visit www.acecomm.com.

ACE*COMM, NetPlus, the ACE*COMM logo, and N*VISION are registered trademarks, and Convergent Mediation and Parent Patrol are trademarks of ACE*COMM Corporation.

Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialise, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission.

Media Relations Contact:
Marcie Weber
Direct: 1(613) 730-4726

ACE*COMM Investor Relations Contacts:
Jody Burfening
jburfening@lhai.com
+1 212.838.3777

ACE*COMM CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands except share and per share amounts)

	June 30,	June 30,
	2006	2005
Assets

Current assets:
Cash and cash equivalents	$946	$2,683
Accounts receivable, net	10,981	5,456
Inventories, net	838	532
Deferred contract costs	18	85
Prepaid expenses and other	571	601

Total current assets	13,354	9,357
Property and equipment, net	787	636
Goodwill	522	1,681
Acquired intangibles, net	1,041	2,001
Other non-current assets	657	478

Total assets	$16,361	$14,153

Liabilities and Stockholders’ Equity

Current liabilities:
Borrowings	$2,970	$2,332
Accounts payable	1,114	1,379
Accrued expenses	1,940	1,940
Accrued compensation	606	1,013
Deferred revenue	3,617	2,040

Total current liabilities	10,247	8,704
Long-term notes payable	17	72

Total liabilities	10,264	8,776

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized,
none issued and outstanding	—	—
Common stock, $.01 par value, 45,000,000 shares authorized,
17,788,032 and 16,694,330 shares issued and outstanding	178	167
Additional paid-in capital	35,257	34,808
Other accumulated comprehensive loss	(91)	(32)
Accumulated deficit	(29,247)	(29,566)

Total stockholders’ equity	6,097	5,377

Total liabilities and stockholders’ equity	$16,361	$14,153

ACE*COMM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the three months ended		For the twelve months ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue
Licenses and hardware	$2,714	$3,523	$12,875	$8,734
Services	3,831	3,242	13,796	11,227

Total revenue	6,545	6,765	26,671	19,961
Cost of licenses and hardware revenue	1,165	1,036	2,970	3,276
Cost of services revenue	1,899	1,802	7,171	5,673

Total cost of revenue	3,064	2,838	10,141	8,949
Gross profit	3,481	3,927	16,530	11,012
Selling, general, and administrative	2,923	2,607	12,159	9,774
Research and development	1,040	949	3,866	2,694
Acquired in process research and development	—	—	—	5,118

Income (loss) from operations	(482)	371	505	(6,574)
Interest expense	48	32	223	53
Gain from settlement of debt obligation	—	—	—	228

Income (loss) before income taxes	(530)	339	282	(6,399)
Income tax (benefits) expense	(38)	2	(37)	63

Net income (loss)	$(492)	$337	$319	$(6,462)

Basic net income (loss) per share	$(0.03)	$0.02	$0.02	$(.44)

Diluted net income (loss) per share	$(0.03)	$0.02	$0.02	$(.44)

Shares used in computing net income (loss) per share:
Basic	17,082	16,694	16,899	14,555

Diluted	17,082	17,067	17,442	14,555